AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF AMERIGAS PARTNERS, L.P.

THIS AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERIGAS PARTNERS, L.P. (this “Amendment”) dated as of October 15, 2007, is entered into and effectuated by AmeriGas Propane, Inc., a Pennsylvania corporation, in the capacities set forth on the signature lines below, pursuant to authority granted to it as the General Partner in Section 15.1(d) of the Third Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. (the “Partnership”), dated as of December 1, 2004 (the “Partnership Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Partnership Agreement.

WHEREAS, as required by Section 501.00 of the Listed Company Manual of the New York Stock Exchange (the “NYSE”), revised effective August 8, 2006, all securities listed on the NYSE must, no later than January 1, 2008, be eligible for a direct registration system operated by a securities depository (a “DRS”); and

WHEREAS, in order for the Partnership to be eligible to participate in a DRS, the Partnership Agreement must provide that Common Units are eligible to be issued without being evidenced by Certificates; and

WHEREAS, the Partnership Agreement currently provides that the Partnership mail certain annual and quarterly financial data to each Record Holder of a Unit, or in lieu of so doing, deliver to all such Record Holders a written communication describing the procedure by which the Record Holder may request that copies of such financial data be delivered by the Partnership; and

WHEREAS, the General Partner desires to amend the Partnership Agreement (i) to reflect the ability of the Partnership to issue Units without such Units being evidenced by Certificates and (ii) to allow the Partnership to satisfy the requirement to provide annual and quarterly financial data to the Record Holders of the Units by posting such information on the Partnership’s website; and

WHEREAS, Section 15.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect changes that, in the sole discretion of the General Partner, (i) do not adversely affect the Limited Partners in any material respect or (ii) facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.	Article II is amended by adding the following definition immediately following the definition of “AVAILABLE CASH”:

“BOOK-ENTRY SYSTEM” means a direct registration system operated by a securities depository, which system meets the requirements of any National Securities Exchange on which the Common Units or any other Units are, at the time in question, listed for trading.

2.	Section 8.3 of the Partnership Agreement is amended and restated in its entirety as follows:

8.3 REPORTS. (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s website) to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners’ equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s website) to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion, unaudited selected summary financial data of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

(c) Upon the request of any Record Holder of a Unit, the annual reports and quarterly financial data referenced in Sections 8.3(a) and (b) (each of which is referred to in this Section 8.3(c) as “Partnership Information”) will be delivered to such Record Holder. The Partnership Information will be mailed if specifically requested by such Record Holder, but otherwise will be delivered by other means of written communication selected by the General Partner in accordance with Section 18.1.

3.	Section 10.1 of the Partnership Agreement is amended and restated in its entirety as follows:

10.1 CERTIFICATES. Upon the Partnership’s issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. The Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 4.6. Notwithstanding anything to the contrary in this Section 10.1 or any other provision of this Agreement, the Partnership may allow interests in Common Units and any other Units listed for trading on a National Securities Exchange to be recorded and maintained in a Book-Entry System without the issuance of a Certificate.

4.	Section 10.2 of the Partnership Agreement is amended and restated in its entirety as follows:

(a) The General Partner shall cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the General Partner will provide for the registration and transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units, or transfers of Units recorded in a Book-Entry System, unless such transfers are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, if and as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units, if any, are surrendered for registration of transfer and such Certificates, or a request for transfer of such Units made in accordance with the rules of the Book-Entry System, are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate or to a transfer of Units recorded in a Book-Entry System under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

5.	Section 11.6(a)(i) of the Partnership Agreement is amended and restated in its entirety as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon the transfer of the Redeemable Units being reflected in the register of the Partnership or upon surrender of the Certificate evidencing the Redeemable Units (if such Redeemable Units are evidenced by a Certificate) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

6.	Section 11.6(a)(iii) of the Partnership Agreement is amended and restated in its entirety as follows:

Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate, if any, evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, or upon the reflection of the redemption in the register of the Partnership, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

7.	Section 17.1(b) of the Partnership Agreement is amended and restated in its entirety as follows:

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Units granted pursuant to Section 17.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “NOTICE OF ELECTION TO PURCHASE”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 17.1(a)) at which Units will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Units, upon surrender of Certificates, if any, representing such Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which the Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of the Units to be purchased in accordance with this Section 17.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Units (including any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 17.1(a)) for Units therefore, without interest, upon surrender to the Transfer Agent of the Certificates, if any, representing such Units, and such Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including all rights as owner of such Units pursuant to Articles IV, V and XIV).

8.	Section 17.1(c) of the Partnership Agreement is amended and restated in its entirety as follows:

At any time from and after the Purchase Date, a holder of an Outstanding Unit subject to purchase as provided in this Section 17.1 may surrender the Certificate, if any, evidencing such Unit to the Transfer Agent in exchange for payment of the amount described in Section 17.1(a), therefor, without interest thereon.

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Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

This Amendment shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the principles of conflicts of law.

If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment No. 1 has been executed as of the date first written above.

GENERAL PARTNER:

AMERIGAS PROPANE, INC.

General Partner

By: s/Robert H. Knauss
Name: Robert H. Knauss
Title: Vice President Law and General Counsel

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By: AMERIGAS PROPANE, INC. General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4.

By: s/Robert H. Knauss
Name: Robert H. Knauss
Title: Vice President Law and General
Counsel